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Exhibit 5

Nutter, McClennen & Fish, LLP
Attorneys at Law
World Trade Center West
155 Seaport Boulevard
Boston, MA 02210-2604

May 28, 2004
9678-7858

MacDermid, Incorporated
245 Freight Street
Waterbury, CT 06702-0671

Ladies and Gentlemen:

        We have acted as counsel to MacDermid, Incorporated, a Connecticut corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to up to 2,000,000 shares (the "Shares") of the Company's common stock, without par value, that may be issued under the Company's 2001 Key Executive Performance Equity Plan (the "Plan").

        We have examined such documents and made such other investigation as we have deemed appropriate to render the opinion set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on certificates and other inquiries of officers of the Company. We have also relied on certificates of public officials.

        Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered, and paid for in accordance with the Plan, will be validly issued, fully paid, and nonassessable.

        This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Bus. Law. 831 (May 1998).

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Nutter, McClennen & Fish, LLP
CA/JED/MLB/KTS

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  Exhibit 5